UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 14, 2015

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5759 (Commission File Number)	65-0949535 (I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida             33137
(Address of Principal Executive Offices)                (Zip Code)

(305) 579-8000
(Registrant's Telephone Number, Including Area Code)

(Not Applicable)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Third Amended and Restated Credit Agreement dated as of January 14, 2015

On January 14, 2015, our subsidiaries, Liggett Group LLC (“Liggett”) and 100 Maple LLC (“Maple”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 14, 2015, with Wells Fargo Bank, National Association (“Wells Fargo”), as agent and lender. The Credit Agreement governs a $60 million credit facility (the “Credit Facility”) that consists of a revolving credit facility of up to $60 million borrowing capacity (the “Revolver”) and a $3.6 million term loan (the “Term Loan”) that is within the $60 million commitment under the Credit Facility and reduces the amount available under the Revolver. All borrowings under the Credit Facility (other than the Term Loan) are limited to a borrowing base equal to roughly (1) the lesser of (a) 85% of the net amount of eligible accounts receivable and (b) $10,000,000 plus (2) the lesser of (a) the sum of (I) 80% of the value of eligible inventory consisting of packaged cigarettes plus (II) the lesser of (x) 60% multiplied by Liggett’s eligible cost of eligible inventory consisting of leaf tobacco and (y) 85% of the net orderly liquidation value of eligible inventory consisting of leaf tobacco and (b) $60,000,000, less (3) certain reserves against accounts receivable, inventory, bank products or other items which Wells Fargo, as agent, may establish from time to time in its permitted discretion. As of January 20, 2015, $29.6 million was available for borrowing and $26.8 million was outstanding under the Credit Facility. The obligations under the Credit Facility are secured on a first priority basis by all inventories, receivables and certain other personal property of Liggett and Maple, a mortgage on Liggett’s manufacturing facility and certain real property of Maple, subject to certain permitted liens. The Credit Facility amended and restated Liggett’s existing $50 million credit facility with Wells Fargo and Maple’s existing $3.6 million term loan with Wells Fargo. The term of the Credit Facility expires on March 31, 2020.

Prime rate loans under the Credit Facility bear interest at a rate equal to the greatest of (i) the Federal Funds rate plus 0.50%, (ii) LIBOR plus 1.0% and (ii) the prime rate of Wells Fargo. LIBOR rate loans under the Credit Facility bear interest at a rate equal to LIBOR plus 2.25%. Monthly principal payments of $24,583.33 are due under the Term Loan on the first day of each month with the unpaid principal balance due at maturity on March 31, 2020.

The Credit Facility contains customary affirmative and negative covenants, including covenants that limit Liggett’s, Maple’s and their subsidiaries’ ability to incur, create or assume certain indebtedness, to incur or assume certain liens, to purchase, hold or acquire certain investments, to declare or make certain dividends and distributions and to engage in certain mergers, consolidations and asset sales. The Credit Facility also requires the Company to comply with specified financial covenants, including that Liggett's earnings before interest, taxes, depreciation and amortization, as defined under the Credit Facility, on a trailing twelve month basis, shall not be less than $100 million if Liggett's excess availability, as defined under the Credit Facility, is less than $20 million. The covenants also require that annual capital expenditures, as defined under the Credit Facility (before a maximum carryover amount of $10 million), shall not exceed $20 million during any fiscal year. The Credit Facility also contains customary events of default.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Facility, which is included as Exhibit 10.1 hereto and incorporated herein by reference, and the Second Amended and Restated Term Promissory Note, which is included as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(a)    Exhibits

10.1
Third Amended and Rested Loan and Security Agreement by and between Wells Fargo Bank, National Association, successor to Wachovia Bank, National Association as Lender, Liggett Group LLC as Borrower, and 100 Maple LLC, dated as of January 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

By: /s/ J. Bryant Kirkland III________________
J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer

Date: January 20, 2015